EXHIBIT 10.10

LEASE AGREEMENT

LEASE AGREEMENT made as of the 3rd day of April, 1990, by and between RICHARD A. ALAIMO, having an office at 200 High Street, Mount Holly, New Jersey 08060 (“Landlord”), and STERLING BANK, a New Jersey banking institution c/o William F. Hyland, Jr., Esq., general counsel, 240 West Route 38, Moorestown, New Jersey 08057 (“Tenant”).

WITNESSETH:

Landlord is the fee simple owner of certain real property and premises (the “Property”) located at the intersection of Route 38 and Ark Road in Mount Laurel Township, Burlington County, New Jersey, and more particularly known as Lot 1 in Block 303-06.

Bank is desirous of leasing a portion of the Property (the “Leased Premises”) and constructing a two-story free-standing Bank Facility (hereinafter defined) thereon.

NOW, THEREFORE, in consideration of the rents and mutual covenants set forth in this Lease, the parties hereto, intending to be legally bound hereby, agree as follows:

1.  Premises:

(a)  The Leased Premises are outlined on a certain plan and legal description attached hereto as Exhibit “A” and by this reference made a part hereof, which plan has been prepared by Richard A. Alaimo Engineering Company bearing a date of December 13, 1989, and shall include the right to use, in common with others entitled to such use, on-site utilities including, but not limited to, water, sewerage, storm sewers, electric and gas facilities (“Common Facilities”), and all automobile parking areas, driveways, footways, landscaped areas, and other areas and facilities all of which service the Property and the Leased Premises, and shall include the Bank Facility to be erected upon the Leased Premises, as outlined on Exhibit A.

(b)  The Bank Facility (“Bank Facility”) to be constructed shall be a two-story free-standing building inclusive of interior fixtures and improvements, as shown on the plans, specifications and cost estimates (“Plans & Specifications”) signed by the parties and attached hereto as Exhibit “B”, “C”, and “D” respectively, or as may hereafter be amended by mutual agreement of the parties.

2.  Term:

(a)  Initial Term - The initial term (“Initial Term”) of this Lease shall commence on the date on which a Certificate of Occupancy as provided in Paragraph 4 below is issued by the Township of Mount Laurel for the Bank Facility and shall end on the last day of the calendar month next succeeding twenty (20) years from the date of the commencement of the Initial Term.

(b)  Renewal Term - Provided that Tenant shall not be in default, this Lease shall be renewed at Tenant’s option, for two (2) separate, additional ten (10) year terms (“Renewal Term or Terms” as the case may be) unless the Tenant shall give to the Landlord one (1) year’s written notice of its intention to terminate the Lease prior to the expiration of the Initial Term or one (1) year’s written notice of its intention to terminate this Lease prior to the expiration of any Renewal Term.

Notification by Tenant or Landlord that Tenant intends to terminate the Lease shall terminate all rights of Tenant in the remaining options.

3.  Rent:

(a)  Initial Term. The rent shall be fixed for the first year of the Lease at Twenty-Five ($25.00) Dollars per square foot, subject to adjustment as described herein. Total square footage shall be seven thousand (7,000) square feet.

Thereafter, on each anniversary date of the Initial Term of this Lease, the annual rent shall be fixed at the sum of the rent charged for the immediately preceding year plus (or minus) an amount equal to a percentage of the annual rent for the immediately preceding year, which percentage shall be the percentage of change in the National Consumer Price Index (CPI), as compiled by the Bureau of Labor Statistics for “All Items”, or any successor index thereto. In the event of any increase, the amount of any said CPI adjustment shall be limited to eight (8%) percent in any one year, provided, however, that that portion of any annual CPI increase which exceeds eight (8%) percent shall be deferred and shall be added to the percentage change in the next following year when the CPI increase shall be less than eight (8%) percent maximum (but not more than eight (8%) percent increase in any one year). This formula shall be utilized for years two (2) through eleven (11) of this Lease. During years twelve (12) through twenty (20), the annual rent adjustment shall be equivalent to one-half (1/2) of the annual CPI with the same annual cap (subject to deferrals as above). All rental percentage increases deferred hereunder shall be paid in the final year of the Initial Term by adding such deferrals to the Annual Rent per square foot.

The rent for the first year assumes that Tenant shall arrange for benefit of Landlord permanent financing for the Bank Facility in the principal amount of One Million ($1,000,000.00) Dollars with an annual financing cost of One Hundred Twenty-One Thousand, Four ($121,004.00) Dollars, based upon a ten and one-half (10.5%) percent amortized financing rate, a term of twenty (20) years and one (1) point for placement. To the extent that the terms and conditions of the permanent mortgage, when obtained, differ from these assumptions, the parties shall adjust the rent for the first year of the Lease accordingly.

Such rent shall be determined by equating, within One Thousand ($1,000.00) Dollars, the present value of rental payments during the Initial Term with the present value of land and financing payments over the same term. This equation shall assume the percentage adjustment provisions described previously for rental payments; an assumed CPI of five (5%) percent; a present value rate of ten (10%) percent;. the land payment/ground rent schedule as agreed to by both parties in the Letter of Intent dated August 18, 1989 (Exhibit “E”); and, the financing payments necessary to satisfy the terms and conditions of the permanent mortgage. An example of this calculation is contained in Exhibit “F” based upon the One Million ($1,000,000.00) Dollar principal amount and the financing terms expressed previously. As specified in Paragraph 16, the permanent mortgage shall be limited to the costs associated with constructing the bank building and the site improvements for which the Tenant is responsible. Mobile equipment, furnishings, and the costs for acquiring the temporary bank building shall not be included in the permanent mortgage.

Upon commencement of the obligation to pay rent as aforesaid, Tenant shall convey all right, title and interest in the permanent facility to Landlord.

(b)  Renewal Term. Rent for the renewal term(s) shall be “fair market rent” to be negotiated and agreed upon by the parties thirteen (13) months prior to the expiration of the Initial Term. In the event that the parties fail to agree to rent to be paid during the renewal term(s), then the-Lease will terminate.

(c)  Commencement of Rent. Rent as described herein (the “full rent obligation”) shall commence upon the issuance of a temporary or permanent Certificate of Occupancy for the Bank Facility or closing on the permanent financing, whichever shall occur first. Rent payments shall be payable five (5) days prior to the periodic payment date required by the permanent financing once applicable and in all other cases on the first day of each month. In the event that Tenant shall not have occupied the Bank Facility as of December 1, 1990, Tenant shall pay ground rent to Landlord commencing December 1, 1990 and until commencement of the full rent obligation described above. The aforesaid ground rent payable on December 1, 1990 shall be Four Thousand, One Hundred Sixty-Seven ($4,167.00) Dollars per month and on December 1, 1991, if Applicable, shall increase to Five Thousand ($5,000.00) Dollars per month.

The obligation to pay ground rent, as aforesaid, is conditioned upon Landlord having submitted by May 1, 1990 all required applications related to the bank site plan approval. Any time delays by Landlord for such submissions shall extend the ground rent commencement date as described above for the number of days that Landlord’s submissions extend beyond May 1, 1990.

(d)  In addition to the above, Tenant shall pay to Landlord the sum of One Thousand ($1,000.00) Dollars per month as and for a non-refundable option payment which such payment shall commence upon the first day of May, 1989, and continue until the commencement of the full rent obligation or ground rent obligation, described above, whichever shall occur first.

If the Tenant has not completed the construction of the Bank Facility and has not commenced payment of the full rent obligation on or before November 30, 1992, Tenant may extend the obligation to complete to April 30, 1993 and Tenant shall pay ground rent of Eight Thousand ($8,000.00) Dollars per month. Thereafter, Landlord shall have the option to terminate the Lease upon reasonable notice to Tenant.

4.  Construction of Building. Tenant agrees, to construct upon the Leased Premises a two-story building with dimensions and layout as are more particularly set forth in the Plans and

Specifications attached hereto as Exhibit B. Landlord has reviewed design of the building and has approved same.

Tenant agrees to proceed with the construction of the Bank Facility within ninety (90) days of receipt of all necessary, permits and approvals, and strictly in accordance with the approved Plans and Specifications, and to prosecute the same to completion within eighteen (18) months from the date of this Lease; it being expressly agreed that the period for completion of the Bank Facility shall be extended for such additional time as is equal to the time lost by Tenant in construction of the Bank Facility due to strikes or other labor disputes, governmental restrictions and limitations, scarcity of labor or materials, war or other national emergency, accidents, casualties, weather conditions, natural catastrophes, Acts of God or any other causes beyond the control of Tenant.

5.  Responsibility for Various Approvals and Construction Costs; Design Changes.

(a)  Landlord, at Landlord’s expense, shall provide all engineering and site plans necessary to obtain site plan approval, NJDOT access permits and sewer and water permits. Tenant, at Tenant’s expense, shall be responsible for the cost of site plan activity by the Hillier Group, Plans & Specifications and the approvals associated with construction of the Bank Facility. Further, Tenant shall pay the sewer and water connection fees relative to the Bank Facility. Tenant shall provide the Landlord with copies of all Plans & Specifications. Tenant will proceed expeditiously to furnish the required items as quickly as possible. Tenant shall make application for all required building permits necessary to commence construction of the Bank Facility within ten (10) days following issuance of all approvals and execution of the approved site plans by all governmental agencies.

(b)  Landlord agrees that from and after the date of execution of this Lease, Tenant and Tenant’s agents, employees and representatives shall be permitted to enter upon the Leased Premises for purposes of conducting site analysis, engineering studies, soil tests, feasibility studies, and any other tests and studies deemed necessary by Tenant in connection with Tenant’s intended development of the Leased Premises. The aforesaid tests and studies shall be conducted solely at Tenant’s cost and expense and Tenant shall indemnify and hold Landlord harmless from and against any loss, cost, expense, damage and/or claim that may arise out of or be occasioned by the entry upon the Leased Premises as permitted by this subparagraph.

(c)  Tenant shall have the right to contract with any contractor of Tenant’s selection for the construction of the Bank Facility and site improvements following Landlord’s review and approval, such approval not to be unreasonably withheld. With respect to temporary, shared and off-site improvements, Landlord and Tenant shall mutually agree upon the contractor, provided, however, that Tenant may coordinate all such construction activity.

Tenant shall include in the contract with the contractor an agreement that the contractor, on behalf of itself and all sub-contractors and materialmen, waive the right to file mechanic’s liens against the Leased Premises. In the event a lien is filed, Tenant agrees within sixty (60) days to cause such lien to be discharged or satisfied or record, or in any other manner, pursuant to law, removed from the records so that the same shall not be a lien against the Leased Premises.

Tenant agrees to hold Landlord harmless and to indemnify Landlord against any loss, cost, damage, reasonable counsel fees or expenses, suffered or incurred out of Tenant’s construction of the Bank Facility and Tenant shall provide Landlord with a Certificate of Insurance naming Landlord as an additional insured on Tenant’s liability policy for the same amount as shall be insured by Tenant, but in no event less than one Million ($1,000,000.00) Dollars

(d)  If, after construction has begun, Tenant desires to make changes in or additions to the Plans and Specifications, Tenant shall provide Landlord with the appropriate plans and specifications showing the nature of the changes or additions desired. Landlord shall give notice, within ten (10) days of the receipt of such plans and specifications, of any objections it might have to the changes or additions. Failure to object within the required time periods shall be deemed an approval. Provided Landlord’s objections are not unreasonable, Tenant shall not make such changes or additions.

(e)  In constructing the Bank Facility, Tenant shall comply with all applicable ordinances, rules and regulations of governmental authorities having jurisdiction thereof. Tenant shall obtain all necessary permits and Landlord agrees it will cooperate in obtaining such permits in either the name of Landlord or Tenant, as appropriate.

(f)  Concurrently with the construction of the Bank Facility, Tenant agrees to install and complete certain improvements to the Leased Premises pursuant to the approved site plan and in the manner provided in the Plans and Specifications (Exhibit C).

(g)  Notwithstanding anything to the contrary herein contained, Tenant shall only be obligated to pay forty (40%) percent of the cost for the installation, connection and maintenance of shared utilities including water, storm drain, sanitary sewer, gas, electric and telephone lines servicing the Property in accordance with the Cost Estimates set forth in Exhibit G. However, Tenant shall be fully responsible for the construction and maintenance costs associated with the Connector Road and parking lot facilities within the Leased Premises and as set forth on the Plans and Specifications. Landlord shall have free access to the Connector Road

(the drive connecting Route 38 and Ark Road within the Leased Premises) and, further, Tenant agrees to reserve fourteen (14) parking spaces on the westerly side of the Leased Premises for Landlord’s future use.

(h)  As concerns off-site improvements, Tenant shall pay forty (40%) percent of the costs thereof. (See Exhibit H).

6.  Temporary Site. At the option of the Tenant, Landlord shall permit the Tenant, at Tenant’s expense, to locate a trailer with associated improvements at the approximate location where shown on Exhibit I, until such time as the permanent building shall be completed. Cost estimates of the site improvements for the temporary site area are contained in Exhibit J. Upon placement of the trailer on the Leased Premises, Tenant shall be obligated to pay all relevant expenses in connection with the use of the Leased Premises, including, but not limited to, utilities, real estate taxes, insurance and maintenance and repairs with respect to the trailer. In addition, Tenant shall pay to the Landlord as temporary site rent the sum of One Thousand ($1,000.00) Dollars per month for the first six (6) months that the trailer is on the Leased Premises. Thereafter, the temporary site rent will be Two Thousand ($2,000) Dollars per month. Tenant shall remove the trailer and any improvements constructed in connection with the trailer (as designated by Landlord at time of removal of the trailer) within forty-five (45) days following the issuance of the Certificate of Occupancy for the Bank Facility, but no later than November 30, 1992. Site Plan approval for the temporary site shall be coordinated with the site plan application for the permanent Bank Facility, but Tenant shall be responsible for providing temporary site plans and obtaining installation and operating permits. Landlord shall have the right to relocate the trailer to an alternate location on the site in the event that there shall be a conflict with the construction of an adjacent planned office building. The cost of any such relocation shall be borne by the Landlord. Further, Landlord shall reimburse Tenant for the cost of any improvements in the area of the temporary facility which Landlord shall elect to use for its own purposes after removal of the trailer. The value of said improvements to the Landlord shall be determined by a mutually agreeable third party, when and if the Landlord exercises his right to use said improvements. If Landlord does not exercise his right within five (5) years of the initial construction of said improvements the value of the improvements shall be deemed to be zero. Construction costs for any shared utilities and/or off-site improvements shall be shared between Landlord and Tenant as specified in Paragraphs 5(g) and 5(h).

7.  Signs: Tenant shall have the right, at its own cost and expense, to erect suitable and appropriate signs in such number, size and location as shall be approved by Mount Laurel Township and which shall be subject to Landlord’s consent, which consent shall not be unreasonably withheld.

8.  Condition of Leased Premises and Facility. Tenant shall maintain the Leased Premises and Bank Facility in good repair and condition at all times and at Tenant’s sole cost and expense. Landlord shall be under no duty or obligation to maintain or make any repairs to the Bank Facility. However, should Tenant fail to maintain the Bank Facility and Leased Premises in good repair and condition, Landlord shall have the right upon ten (10) days written notice to Tenant, to enter upon the Leased Premises, make any necessary repairs and present Tenant with a bill for all costs incurred. Tenant agrees to reimburse Landlord for the cost of any such repair within twenty (20) days from the date it receives the bill.

9.  Taxes. In addition to the aforesaid Rent and throughout the Term of this Lease, Tenant shall promptly reimburse Landlord for all real estate taxes, water and sewer rents, municipal improvement assessments and any other charges imposed by any public authority which, upon assessment or upon failure of payment, become a lien upon the Leased Premises. The obligation to reimburse real estate taxes shall begin upon execution of this Lease. The obligation to pay all other taxes, rents, charges and assessments shall commence (except as to the temporary site as described in Paragraph 5 above) simultaneously with Tenant’s obligation to commence payment of rent as set forth in Paragraph 3.

10.  Utilities. Tenant shall be solely responsible for and pay all charges and rents for gas, telephone, heat, electricity and such other services used or consumed in or servicing the Leased Premises and shall likewise pay and be solely responsible for all other costs and expenses involved in the care, management and use thereof, consistent with the provisions of Paragraph 4. The obligation to pay such charges, costs and expenses should commence when incurred.

11.  Insurance. Landlord shall procure from companies acceptable to Bank certain policies of insurance as follows:

(a)  All-risk fire insurance policy with extended coverage endorsement in the amount of at least ninety-eight (98%) percent of the full replacement value of the Bank Facility (exclusive of foundations and excavation) covering the Bank Facility and naming Landlord and Tenant as the insureds. Said insurance shall include a rental loss provision. The said policy shall provide that it may not be canceled or modified without thirty (30) days prior written notice to Landlord and its mortgagee. Landlord shall cause the holder of any first mortgage upon the Leased Premises to be in such policy in a standard mortgagee clause, and in such event, shall deliver the original policy to such mortgagee, upon demand. Landlord shall supply Tenant with certificates of insurance, evidencing such coverage and with evidence of payment of premiums. Tenant shall reimburse Landlord for all reasonable premiums paid. Copies of all insurance policies or binders being renewed shall be delivered to Tenant prior to the appropriate expiration date. Landlord shall secure the agreement of the holder of any mortgage now or hereafter secured upon the Leased Premises to make available to the Landlord the proceeds of any such policy in the event the Leased Premises shall be damaged or destroyed by an insured occurrence during the term of this Lease or any extension or renewals thereof to repair any damage to the Leased Premises.

(b)  A public liability insurance policy or policies naming Landlord and Tenant as insureds with a combined single limit of Five Million ($5,000,000.00) Dollars. Copies of the said policy shall be delivered to Tenant together with evidence of payment of premiums thereon. Tenant shall reimburse Landlord for all reasonable premiums paid. The said policy shall provide that it may not be canceled or modified without thirty (30) days prior written notice to Tenant.

12.  Damage by Fire. If the Bank Facility or other improvements on the Leased Premises shall be damaged or destroyed by fire or other casualty, Landlord shall promptly and diligently proceed to repair, rebuild or replace the Bank Facility and other improvements, so as to restore the Leased Premises to the condition in which they were immediately prior to such damage or destruction. The net proceeds of any insurance recovered by reason of such damage or destruction shall be held in trust by Landlord and released for the purpose of paying the fair and reasonable cost of restoring the Bank Facility and other improvements. Proceeds shall be released by Landlord from time to time as the work progresses.

This provision shall not apply to any insurance proceeds for loss of equipment or personal property of Tenant. Prior to the commencement of the work, Landlord and Tenant shall agree upon a contractor to perform the repairs. Tenant shall not be required to expend any funds to repair the Banking Facility.

If at any time it is determined that the balance of such proceeds are not adequate to pay the cost of restoration, or there is reasonable doubt of the adequacy, Landlord may, at Landlord’s sole option, either (i) terminate this Lease by giving Tenant at least sixty (60) days prior notice specifying the termination date, unless Tenant before the termination date agrees to pay the excess cost when determined and gives Landlord adequate security for the payment, or (ii) make additional funds available for restoration.

Except as provided for herein, it is understood and agreed that damage to or destruction of all or any portion of the Leased Premises by fire or by any other cause shall not terminate this Lease nor entitle Tenant to surrender the Leased Premises. However, Tenant’s obligation to pay the rent and other sums hereunder, shall be abated for the period of time that the Premises shall be rendered uninhabitable for Tenant’s purposes; provided that the amount of the abatement shall be limited to proceeds for rental loss insurance.

13.  Condemnation.

(a)  If all of the land comprising the Leased Premises is taken or condemned for a public or quasi-public use (a sale in lieu of condemnation to be deemed a taking or condemnation for purposes of this Lease), then this Lease shall terminate as of the date title to the condemned real estate vests in the condemnor and the rent herein reserved shall be apportioned and paid in full by Tenant to the Landlord to that date and any excess rent repaid by Landlord to Tenant and neither party shall thereafter have any liability hereunder.

(b)  Partial Condemnation. if only part of the land comprising the Leased Premises is taken or condemned for a public or quasi-public use, there shall be an equitable abatement of the rent according to the value of the Leased Premises before and after the taking. In the event that the parties are unable to agree upon the amount of such abatement, either party may submit the issue for arbitration, pursuant to the rules then obtaining of the American Arbitration Association and the determination or award rendered by the arbitrator shall be final, conclusive and binding upon the parties, not subject to appeal and judgment thereon may be entered in any court of competent jurisdiction. In the event that any such partial condemnation either results in denial of access to the Leased Premises from roads available for public use by way of the approved curb cuts, or adversely affects the use of the Leased Premises so substantially that business operations cannot be conducted in a reasonable manner and Landlord cannot provide substitute access and/or contiguous area to the reasonable satisfaction of Tenant, then Tenant may, at Tenant’s option, terminate this Lease as of the date title to the condemned real estate vests in the condemnor, and the rent herein defined shall be apportioned and paid in full by Tenant to Landlord to that date, and neither party shall thereafter have any liability hereunder.

(c)  Award. All compensation awarded for any taking of the fee and the leasehold, or any part thereof, shall belong to and be the property of Landlord. Tenant shall have the right to claim such compensation as may be separately awarded or allocated by reason of the cost of loss to which Tenant might be put in removing Tenant’s merchandise, fixtures, leasehold improvements and equipment.

Any such appropriation of condemnation proceedings shall not operate as or be deemed an eviction of Tenant or a breach of Landlord’s covenant for quiet enjoyment.

14.  Tenant’s Default. In the event the Tenant defaults in any of the provisions of the Lease, Landlord shall have the right to terminate the Lease and relet the Leased Premises whereon Tenant’s liability shall be limited to the difference between Tenant’s rent and other payment obligations (exclusive of utilities) and the amount of rent and other payment obligations

(exclusive of utilities) Landlord receives for the Leased Premises upon reletting. Landlord shall make every reasonable good faith effort to procure another tenant for the Leased Premises and to rent the Leased Premises at a reasonable rent.

15.  Landlord’s Defaults. In the event of Landlord’s failure to pay any mortgage constituting a lien on the Leased Premises, or in the event of Landlord’s failure to perform any of Landlord’s obligations hereunder, Tenant, shall have the right to make payment of such sums or to perform such obligations and Landlord shall promptly reimburse Tenant for all such sums upon request for same. In addition, Tenant shall have the right to receive an assignment of the claim of any payee against Landlord and shall have the further right to set off against accrued or accruing rents or other sums payable to Landlord any such payments or expenditures over any amounts set off against accruing rents and other sums. Tenant shall have the specific right to make the mortgage payments should Landlord-mortgagor default.

16.  Financing. Tenant shall provide its own financing for the construction of the temporary facility, the Bank Facility and related site improvements. Landlord, upon request of the Tenant, shall allow a non-recourse construction mortgage (limited to that portion of the real estate upon which the Bank Facility and related site improvements shall be situate) to encumber the Leased Premises and Landlord’s interest shall be subordinated to the construction mortgage. Upon completion of construction, Tenant shall arrange on behalf of the Landlord permanent financing for the Bank Facility (exclusive of the temporary bank building, mobile equipment and furnishings) for a term to coincide with the Initial Term of the Lease in the principal amount of One Million ($1,000,000.00) Dollars and an annual financing cost of One Hundred Twenty-One Thousand, Four ($121,004.00) Dollars (ten and one-half (10.5%) percent plus one (1) “point” placement fee). The provisions and conditions of such permanent financing shall be subject to the consent of the Landlord, which consent shall not be unreasonably withheld. In the event that the principal amount of the mortgage, the interest rate, or the placement fee shall be different at the time the permanent loan is secured, then the rent shall be adjusted pursuant to Paragraph 3 (a). In no event shall the principal amount of the mortgage be less than Seven Hundred Fifty Thousand ($750,000.00) Dollars.

17.  Assigning, Mortgagor, Subletting. it is expressly agreed by and between the parties hereto, that Tenant shall have the right to assign, pledge or otherwise encumber this Lease, or sublet the whole or any part of the Leased Premises However, such right to sublet shall be subject to the consent of the Landlord and such consent shall not be unreasonably withheld. Moreover, the ability to sublet the ground floor space of the Bank Facility shall be limited to another banking institution. Notwithstanding anything to the contrary, Tenant shall remain principally liable on the lease in the event of any assignment.

18.  Grace Periods. Notwithstanding anything to the contrary herein contained, any act or omission which would otherwise be a default by either party hereunder unless:

(a)  The non-defaulting party shall have given the defaulting party written notice of the alleged default; and

(b)  The defaulting party shall have failed to correct the alleged default within a period of thirty (30) days thereafter if the default is one which can be cured by the payment of money; and

(c)  The defaulting party shall have failed to correct the alleged default within a period of forty-five (45) days thereafter if the default is one which cannot be cured by the payment of money, or, if the alleged default is one which cannot with due diligence be cured within said forty-five (45) days, within such additional period as is reasonably necessary to correct the alleged default; or

(d)  In the event of a legitimate dispute as to a default, the default hereunder may be stayed by the alleged defaulting party filing an immediate action for relief in a court of competent jurisdiction of the State of New Jersey and depositing in an interest-bearing account a sum of money equal to the approximate cost of cure in the escrow account of an attorney of the State of New Jersey; or

(e)  Tenant agrees to provide a copy of any notice of default directed to Landlord to any mortgagee or mortgagees designated by the Landlord, and Tenant hereby agrees that any mortgagee so designated shall be entitled to the same opportunity to cure any default as is Landlord.

19.  Right of First Refusal to Purchase. Landlord agrees that if at any time during the term of this Lease it proposes to sell the fee of the Building and/or land which are part of the leasehold it shall give Tenant the opportunity to purchase such fee for the same purchase price and on the same terms and conditions as Landlord proposes to sell said fee to any third party. Landlord agrees to submit a true copy of any proposed bona fide offer for the sale of said fee to Tenant, together with a notice to the effect that Landlord intends to enter into such contract with a third party for a sale of said fee. Tenant shall have the right, exercisable by it within thirty (30) days after the receipt of such notice and agreement, to execute and deliver the contract to Landlord or conclude the proposed sale on the terms contained in the contract forwarded to the Tenant. Notwithstanding Tenant’s failure to exercise the right of first refusal, if Landlord does not consummate the proposed transaction with said third party for such sale of the fee, Tenant’s right of first refusal shall remain in effect and apply to any future proposed sale of the fee by

Landlord. Landlord Agrees that if Tenant elects not to take advantage of its right of first refusal and conclude the sale on the basis of the proposed contract, Landlord will not change or modify the terms of the sale with said third party without reinstating Tenant’s right of first refusal upon such revised terms by employing the procedures hereinabove set forth.

20.  Jurisdiction of Regulatory Agencies. Notwithstanding any other provisions contained in this Lease and to the extent permitted by applicable law, in the event the Tenant is closed or taken over by the banking authority of the State of New Jersey, or other bank supervisory authority, the Landlord may terminate the Lease only with the concurrence of such banking authority or other bank supervisory authority, and any such authority shall in any event have the election either to continue or terminate the Lease: Provided, that in the event this Lease is terminated, the maximum claim of Landlord for damages or indemnity for injury resulting from the rejection or abandonment of the unexpired term of the Lease shall in no event be in an amount exceeding the rent and sums defined (exclusive of utilities) by the Lease, without acceleration, for the year next succeeding the date of the surrender of the premises to the Landlord, or the date of re-entry of the Landlord, whichever first occurs, whether before or after the closing of the bank, plus an amount equal to the unpaid rent accrued (without acceleration up to such date), plus one and one-half (1. 5%) percent interest per month.

21.  Notices. All notices required to be given hereunder shall be sufficiently given only if mailed by registered or certified mail, postage prepaid, addressed to the party entitled to receive same, at the following address, or such other address as may be given hereafter, in writing, to the other party by notice as aforesaid.

A.	As to Landlord:
Richard A. Alaimo
200 High Street

Mount Holly, New Jersey 08060
With copy to:
Martin S. Ettin, Esq.
905 N. Kings Highway
Cherry Hill, New Jersey 08034
B.	As to Tenant:
Sterling Bank
3100 Route 38
Mount Laurel, New Jersey 08054
With copy to:
William F. Hyland, Jr., Esq.
240 West Route 38
Moorestown, New Jersey 08057
22.  Parties Bound. This Lease shall inure to the benefit of and be binding upon the parties hereto, their heirs, successors and assigns.

23.  Integration Clause. This Lease contains the entire agreement between the parties hereto and may not be modified or terminated except by agreement in writing signed by both of the parties hereto.

24.  Headings. Any heading preceding the text of the several paragraphs or subparagraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Lease nor shall they affect its meaning, construction or effect.

25.  Contingency for Approvals. Performance of this Lease Agreement, except as to those provisions relating to payments specified in Paragraph 3(d) and such other provisions which pertain to design of the permanent facility and securing of approvals related thereto, is contingent upon Tenant securing final approvals from the New Jersey Department of Banking and the Federal Deposit Insurance Corporation authorizing Tenant to open for business Do later than August 1, 1990. Tenant shall continue to diligently secure said authorization in an expeditious manner. In the event that Tenant shall not secure said authorization by August 1,

1990, as aforesaid, then Landlord shall have the option to terminate or extend this, provided however, that this time shall be extended automatically if Tenant has submitted all documentation and is awaiting action on its application. If terminated, Tenant shall reimburse Landlord reasonable expenses for preparation of plans and approvals.

26.  Estoppel Certificate by Tenant. Tenant agrees at any upon not less than twenty (20) days prior written request by the Landlord, to execute, acknowledge and deliver to Landlord a written statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force as modified, and stating the modifications), and the dates to which the basic rent and other charges have been paid in pursuance of this Section may be relied upon by any prospective purchaser of the fee or mortgagee or assignee of any mortgage upon the fee of the Premises.

27.  Vacation of Premises. Tenant shall deliver up and surrender to Landlord possession of the Premises upon the expiration of this Lease, or its earlier termination, in as good condition and repair as the same shall be at the commencement of said term except ordinary wear and tear and loss by fire or other casualty beyond Tenant’s control and non-structural interior alterations made by Tenant pursuant to this Lease. Upon said surrender of possession the Tenant shall deliver the keys at the office of Landlord or Landlord’s agent.

28.  Holding Over. If at the expiration of the term of this lease, or any renewal thereof, Tenant continues to occupy the Premises, with or without Landlord’s consent, such holding over shall not constitute a renewal of this Lease, but Tenant shall be a Tenant from month-to-month, and such continued occupancy shall not defeat Landlord’s right to possession of the Premises.

29.  Short Form Lease. This lease shall not be recorded, but a Memorandum of Lease describing the property herein demised, giving the term of this Lease and renewal rights, if any, and referring to this Lease, may be recorded by either party.

30.  No Broker. Each party agrees to indemnify and save harmless the other party from and against any claims, suits, fines, penalties, damages, losses, fees, costs and expenses which may be asserted against such other party by any broker in connection with this Lease.

31.  Right to Subdivide. Nothing shall prevent the Landlord from electing to subdivide the Property. In the event that Landlord shall so elect, the leasehold must remain intact and useable by Tenant as per the terms of this Agreement. Landlord shall create at or prior to the time of subdivision approval any necessary easements or cross-easements required to effectuate the intent of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed the day and year first above written.

WITNESS:	LANDLORD:
___________________________	______________________________L.S.
RICHARD A. ALAIMO
ATTEST:	TENANT:
STERLING BANK, a New Jersey Banking Institution
____________________________	By__________________________________

AMENDMENT TO LEASE

This is an Amendment to a certain Lease Agreement, dated April 31, 1990 between Richard A. Alaimo (“Landlord”) and Sterling Bank, a New Jersey Banking institution (“Tenant”).

WHEREAS, it is the mutual desire of the parties to clarify certain understandings and to resolve certain inconsistencies within the aforesaid Lease Agreement;

NOW, THEREFORE, WITNESSETH, that for and in consideration of the mutual promises and covenants set forth herein the parties agree as follows:

1.  Notwithstanding anything in the Lease Agreement, dated April 3, 1990, which may be inconsistent herewith, the parties mutually acknowledge that Tenant shall be obliged to complete construction of the Bank Facility on or before November 30, 1992, provided, however, that Tenant shall be permitted to extend this obligation to April 30, 1993, as set forth in Paragraph 3(d) of the Lease Agreement and subject to the payment and termination provisions described therein.

2.  The provisions of Paragraph 3(a) of the Lease Agreement are hereby amended and supplemented to additionally adjust the annual rent for the first year (Initial Term) by the percentage of change in the National Consumer Price Index (CPI), as compiled by the Bureau of Labor Statistics for “All Items”, for the time period between October 3, 1991 and the actual date of Commencement of Rent. For example, if the calculated rent for the first year (Initial Term) is $25.00 per square foot and the change in CPI from October 3, 1991 to the actual date of Commencement of Rent is 5 percent, the rent for the first year of the lease will be fixed at $26.25 ($25.00 x 1.05). Thereafter, in accordance with the Lease Agreement, the CPI percentage adjustments will be applied to the annual rents.

3.  The provisions of Paragraph 4 of the Lease Agreement to the extent that they conflict or contradict the timetable set forth above are expressly repealed.

4.  The provisions of Paragraph 6 of the Lease Agreement are hereby modified and supplemented to:

a.
Extend the outside date by which the temporary trailer must be removed from the site to April 30, 1993, rather than November 30, 1992. Such extension is conditioned upon Tenant obtaining all necessary permits associated with extending occupancy in the trailer.

b.	Add to Tenant’s trailer removal obligations, Tenant’s responsibility to remove and restore to the Phase I sub-grade condition those areas that deviate from the Phase I site plan.

5.  Any other provision of the aforesaid Lease Agreement which contradicts the intent and purpose of this Amendment is expressly modified to effectuate the purpose of this Amendment.

6.  In all other material respects the parties ratify and confirm the Lease Agreement dated April 3, 1990.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be signed and sealed this 15 day of June, 1991.

WITNESS:	LANDLORD:
___________________________	______________________________L.S.
RICHARD A. ALAIMO
ATTEST:	TENANT:
STERLING BANK, a New Jersey Banking Institution
____________________________	By__________________________________
Secretary	Robert D. Falese, President